(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2011, relating to the financial statements and financial highlights which appears in the June 30, 2011 Annual Report to the Board of Trustees and the Shareholders of Quaker Investment Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading “Financial Highlights,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/    PricewaterhouseCoopers

Philadelphia, Pennsylvania

October 28, 2011